LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 8th day of June, 2009,

BETWEEN:	AMERICAN PETRO-HUNTER, INC.

(“APH”)

AND:	S&W OIL & GAS, LLC

(“S&W”)

WHEREAS subject to the provisions of this LOI and that “Request for Interest” executed and delivered contemporaneously herewith, S&W has offered to APH a proportionate share of S&W’s working interest in and to the Brinkman Prospect as described as: NE NW/4 18-30-25W Township 30 South, Clark County, Kansas 1,760 acres (the “Prospect”);

AND WHEREAS APH wishes to acquire a twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest in the Prospect, and S&W wishes to sell and transfer to APH, such interests in exchange for payment to S&W of a total of up to $79,299.94, due and payable as set forth below.

AND WHEREAS the parties wish to enter into this letter of intent (the “LOI”) that sets forth the material terms of agreement and payment structure.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.
APH agrees to acquire 16/64ths or twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest in the Prospect for (1) an upfront cash payment of $22,833.28 to cover APH’s proportionate share of land, leasing and seismic costs, and (2) a cash call right of $56,466.66 to cover dry-hole cased costs. Provided production is established in the proposed Brinkman well, and APH has paid its proportionate share of the costs associated with establishing production from the well, S&W will deliver to APH an Assignment of twenty five percent (25%) of the working interest and eighty-one and one-half percent (81.5%) net revenue interest, to APH.

2.	S&W represents and warrants to APH that:

(a)	it is validly incorporated and is in good standing with all regulatory agencies;

(b)
there are no legal actions against S&W or its directors or officers nor does S&W know of any intended legal actions against it or any of its officers or directors and S&W is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities, to the extent any of the above would materially affect this proposed transaction; and

(c)
it owns the rights and has the authority and is not precluded by law or contract from issuing the twenty five percent (25%) working interest and eighty-one and one-half percent (81.5%) net revenue interest in the Prospect as contemplated under this LOI; provided, however, S&W makes no warranty express or implied, against title defects or encumbrances against the working interest, whether of record or otherwise.

3.
APH, will not make any disclosure or public announcement of the proposed transactions, this LOI, or the terms hereof, or the proposed or actual operations or results hereunder, without the prior knowledge and written consent of S&W except as required by U.S. securities laws.

S&W will not make any disclosure or public announcement regarding APH’s participation in the proposed transactions, this LOI, the terms hereof, or the proposed or actual operations or results hereunder, without the prior knowledge and written consent of APH.

4.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will and may disclose business information and information about the proposed transaction in the course of securing financings for APH and S&W and that both parties and their representatives may be required to disclose that information under applicable regulatory requirements, if any.

5.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Kansas, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in Wichita, Kansas, and the rules and regulations thereof, for all purposes related to this agreement and their respective performance hereunder and regardless of whether or not any business, transaction of business or other connection to the State of Kansas is absent, and otherwise without regard to choice of law provisions.

6.
This LOI is subject to that Request for Interest dated June 8, 2009 and executed by APH and delivered to S&W contemporaneously herewith.  In the event of a conflict between the terms of this LOI and the terms of the Request for Interest, the Request for Interest shall control.

7.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

8.	All references to currency in this LOI are references to the lawful currency of the United States of America.

9.
APH may, at any time upon prior consent of S&W, which consent may be granted or withheld at S&W’s sole discretion, which consent shall not be unreasonably withheld, assign any or all of APH’S interest in and to this LOI.

10.	This LOI shall terminate and be of no further effect upon the occurrence of either

a.	The point at which production is successfully established from the proposed Brinkman #1 well, and S&W has delivered to APH the above-described Assignment; or
b.	The Brinkman #1 well has been plugged and abandoned as a dry hole.

The above terms are hereby read, understood, acknowledged and accepted effective the 8th day of June, 2009.

AMERICAN PETRO-HUNTER, INC.

Name:
Title:

S&W GAS & OIL, LLC

Name:
Title: